WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


SHAREHOLDER TRANSACTION EXPENSES
(as a percentage of offering price)







Maximum Sales Charge Imposed on Purchases   None
Redemption Fees (1)                         None
   Exchange Fees (2)                        None




(1)       A wire charge, currently $15, will be deducted by the Transfer Agent from  the amount of a wire redemption payment made at the request of a
        shareholder.    Such  amount  is not included in the "Annual Operating
    Expenses of the Series."
   (2)      A shareholder may effect up to four (4) exchanges in a twelve (12)
    month period without change.  Subsequent exchanges are subject to a fee of
    $15.

ANNUAL OPERATING EXPENSES

The following information provides (i) a tabular summary of expenses relating to the annual operating expenses of the Series and (ii) an example illustrating the dollar cost of such expenses on a $1,000 investment.

Annual Operating Expenses of the Series (as a percentage of average net assets):





                                                 Tax Managed
                                                 Series   (3)
                                                 ------------

Management Fees After Reduction of Fees   (4)           0.00%
12b-1 Fees                                              None
Other Expenses                                          1.20%
                                                 ------------
Total Operating Expenses of the Series   (4)            1.20%
                                                 ============


You would pay the following expenses on a $1,000 investment, assuming a) 5.0% annual return and b) redemptions at the end of each time period:






                    1 year   3 years      5 years   10 years

Tax Managed Series  $    12  $     38     $     66  $     145





   (3) Tax Managed Series was engaged in active investment operations for the year ended October 31, 1996; therefore, actual management fees and other expenses are used above.

   (4) The Investment Advisor did not impose its management fee and paid a portion of the Fund's expenses. If these expenses had been incurred by the Series, expenses would have been 2.50%, the limit imposed by state securities law. Absent the fee waiver and assumption of expenses, the expenses paid on a $1,000 investment would have been:






                    1 year   3 years   5 years   10 years

Tax Managed Series  $    25  $     78  $    133  $     284



     The fee waiver and assumption of expenses by the Advisor is voluntary and
may be terminated at any time.     However, the Advisor has agreed to continue
this waiver and assumption of expenses at least through the Series     current
fiscal year.

The purpose of the table above is to assist the investor in understanding the various costs and expenses associated with investing in the Series. For a more complete description of the various costs and expenses illustrated above, please refer to the Management section of this Prospectus.

THE  EXAMPLE  ABOVE  SHOULD  NOT  BE  CONSIDERED  A  REPRESENTATION  OF FUTURE
EXPENSES.  ACTUAL EXPENSES MAY BE GREATER OR LESSER THAN THOSE SHOWN.

          2

   FINANCIAL HIGHLIGHTS

The following table provides selected per share data and ratios for the Tax Managed Series. The table is part of the Series' financial statements, which are included in the Statement of Additional Information incorporated by reference into this Prospectus.






TAX MANAGED SERIES                                       For the Year
                                                            Ended
                                                           10/31/96
                                                        --------------
Per share data (for a share outstanding throughout the period):

NET ASSET VALUE - BEGINNING OF PERIOD                   $       10.00
                                                        --------------

Income from investment operations:
   Net investment loss                                          (0.02)
   Net realized and unrealized gain (loss)
      on investments                                             1.65
                                                        --------------

Total from investment operations                                 1.63
                                                        --------------

NET ASSET VALUE - END OF PERIOD                         $       11.63
                                                        ==============

Total return1                                                   16.30%

Ratios (to average net assets) / Supplemental Data:
    Expenses*                                                    1.20%
    Net investment loss*                                       (0.21%)

Portfolio turnover                                                 78%

Average commission rate paid                            $      0.0757

NET ASSETS - END OF PERIOD (000's omitted)              $         224
                                                        ==============

* The investment advisor did not impose its management fee and paid a portion of the Funds expenses. If these expenses had been incurred by the Fund, expenses would have been limited to that allowed by state securities law and the net investment income per share and the ratios would have been as follows:

Net investment loss                                            ($0.14)

Ratios (to average net assets):
   Expenses                                                      2.50%
   Net investment loss                                         (1.51%)

1 Represents aggregate total return for the period indicated






          3
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